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NEW SENIOR ANNOUNCES AGREEMENT TO ACQUIRE $640 MILLION

OF HIGH QUALITY SENIOR HOUSING ASSETS

NEW YORK — June 22, 2015 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today it has entered into an agreement to acquire a 28-property portfolio of private pay, independent living senior housing properties (the “Portfolio”) from affiliates of Holiday Retirement (“Holiday”) for approximately $640 million. The Company expects to invest approximately $190 million of equity and incur approximately $450 million of debt to acquire the Portfolio.

The Portfolio is 100% private pay and contains 3,298 independent living units located across 21 states and had an average occupancy rate of 88% as of May 2015. The Portfolio is currently operated by Holiday, and the Company expects Holiday will continue to operate the Portfolio following the closing of the acquisition under new property management agreements. The Company expects the Portfolio to generate an initial cash net operating income (“NOI”) yield (after property management fees) of approximately 6.4%.

“We are excited to add 28 independent living properties to our portfolio through this accretive acquisition. This transaction further increases our industry-leading private pay senior housing NOI exposure to 91% of our portfolio,” New Senior Chief Executive Officer Susan Givens said.

Upon closing of the acquisition, the Company’s portfolio will include 152 properties with approximately 18,900 beds across 37 states.

Strategic Benefits of the Acquisition

•	Increased and Industry-Leading Private Pay Senior Housing NOI: Upon closing, the Company expects NOI from private pay independent living and assisted living / memory care communities to increase to approximately 91%, the highest among the publicly-traded healthcare REITs. New Senior’s portfolio will be attractively balanced between business models, with its managed portfolio expected to account for approximately 51% of NOI and its triple-net leased portfolio expected to account for approximately 49% of NOI following the acquisition.

•	High-Quality Portfolio with an Attractive Yield and Growth Potential: The Portfolio has strong occupancy of 88%. Furthermore, the Portfolio generated strong NOI margins (after property management fees) of approximately 40% for the first quarter of 2015 and is expected to generate an initial cash NOI yield of approximately 6.4%.

•	Additional Geographic Diversification: The acquisition will increase the geographic diversification of the Company’s portfolio, adding five new states (AR, SD, SC, HI and IN). Following the acquisition, New Senior’s portfolio will span 37 states.

•	Expanded Relationship with a Proven Best-in-Class Senior Housing Operator: The Company expects Holiday, the largest independent living operator in the U.S. with over 300 properties in 43 states, to continue to manage the properties after the closing of the acquisition, which should allow for a seamless transition in the property operations. The terms of the management agreement will include a base management fee along with an incentive fee to align the interests of Holiday and New Senior in driving performance and growth. Holiday is majority owned by private equity funds managed by an affiliate of the Company’s manager.

•	Accretive Transaction: The Company expects the acquisition to be accretive to the Company’s adjusted funds from operations (“AFFO”) and normalized funds available for distribution (“Normalized FAD”).

The Company expects the closing of the acquisition to occur by the third quarter of 2015. The closing is subject to customary closing conditions, and there can be no assurance as to the timing or the occurrence of the closing.

The transaction was unanimously approved by a committee of the Company’s Board of Directors composed of the Company’s independent directors (the “Transaction Committee”), with Greenhill & Co., LLC acting as the Transaction Committee’s financial advisor and Davis Polk & Wardell LLP acting as its legal advisor. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Holiday.

ABOUT NEW SENIOR

New Senior is a real estate investment trust focused on investing in senior housing properties across the United States. The Company is one of the largest owners of senior housing properties and currently owns 124 properties in 32 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

FORWARD-LOOKING STATEMENTS

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the amount of the expected debt and equity investment, the Portfolio’s expected an initial cash NOI yield, which represents the expected cash NOI from the Portfolio for a full year period divided by the purchase price for the Portfolio, the Company’s expected NOI from private pay independent living and assisted living / memory care communities and the expected balance between managed and triple-net leased properties, the expectation that Holiday will continue to manage the properties after the closing of the acquisition, the expectation that the acquisition will be accretive to AFFO and normalized FAD or at all, the expectation that the Company will complete the acquisition of the Portfolio and the expected closing date of the acquisition. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the Company’s website (www.newseniorinv.com). Factors which could have a material adverse effect on the Company’s operations and future prospects include, but are not limited to, various risks relating to the acquisition and the inability to obtain, or delays in obtaining the benefits from the acquisition. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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